Exhibit 99.1

Phalanx Secure Solutions Announces Strategic
Partnership with GlobalSCAPE, Inc. to Offer Highly
 Secure File Transfer Capability

The new Phalanx Secure Solutions’ offering will provide secure, auditable, rapid file transfer for a wide variety of client applications

Baltimore, MD (PRWEB) June 16, 2016

Phalanx Secure Solutions, the At the Ready™ cyber security solutions provider, today announced a key partnership with GlobalSCAPE, Inc. (NYSE MKT: GSB), a pioneer and worldwide leader in the secure and reliable exchange of business information. Under the terms of the agreement, Phalanx Secure Solutions will resell Globalscape Enhanced File TransferTM (EFTTM), both as a standalone solution and as an integrated component of Phalanx Secure Solutions’ highly customizable cyber protection offering.

Globalscape’s managed file transfer solution, EFT, provides security, visibility and governance along with powerful data transfer automation capabilities to enable configurable, customizable and traceable workflows. The solution also offers the option to encrypt any files being transferred, making it a secure process that protects data at rest or in motion.

"We’re thrilled to have the Globalscape partnership in place," said Matt Johnson, Phalanx Secure Solutions’ CEO. "Globalscape’s technology gives us an additional level of finesse as we continue to devise new ways to protect our clients from the ever-increasing threat and sophistication of today’s hacking attempts. Each one of our clients has unique needs based on specific business conditions, and we’re committed to offering the solutions necessary to protect our clients’ assets, reputations and business relationships with state of the art technology and monitoring capabilities."

ABOUT PHALANX SECURE SOLUTIONS
At the Ready!TM  Phalanx Secure Solutions provides cyber security products, services and consulting to a wide variety of clients and industries.  The company’s offer includes Insider Threat Monitoring, Multifactor Authentication, Breach and Malware Detection, Vulnerability and Scanning Validation, Incident Response, Secure Network Storage, and around the clock threat and security monitoring.

For more information, visit www.phalanxsecuresolutions.com

Press Contact:

Tim Dodge
CMO
tdodge@phalanxsecuresolutions.com
410 707 8706